UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 13, 2017

MaxLinear, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34666	14-1896129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5966 La Place Court, Suite 100, Carlsbad, California 92008
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (760) 692-0711
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Approval of Amended and Restated Bylaws
On February 13, 2017, our board of directors adopted amended and restated bylaws to implement a majority voting standard in connection with the election of directors. The majority voting standard will be effective for purposes of our 2017 annual meeting of stockholders. As amended and restated, our bylaws now require that a nominee for election to our board in an uncontested election receive a majority of the votes cast in order to be elected, provided that our bylaws retain a plurality voting standard (the default standard under Delaware law) in contested director elections in which there are more candidates than available seats.
Under our amended and restated bylaws and corporate governance principles, our directors are expected to tender a contingent resignation upon their nomination for re-election to our board of directors. This contingent resignation only takes effect if (i) the director does not receive more “for” votes than “against” votes at our annual meeting of stockholders and (ii) our board of directors accepts the resignation. Prior to the board’s determination of whether to accept a resignation for a director who did not receive more “for” votes than “against” votes, our nominating and governance committee will recommend to the board whether to accept or reject the resignation, or take other action.
The foregoing description of the majority voting provisions of our amended and restated bylaws is qualified in its entirety by reference to our complete amended and restated bylaws, which are filed herewith as Exhibit 3.2 to this Current Report on Form 8-K.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
3.2	Amended and Restated Bylaws (as amended and restated on February 13, 2017).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	February 16, 2017	MAXLINEAR, INC.

(Registrant)

		By:	/s/ Adam C. Spice
Adam C. Spice
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.2	Amended and Restated Bylaws.